Exhibit 99.1

RIGEL ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

South San Francisco, Calif., October 3, 2012, Rigel Pharmaceuticals, Inc. (NasdaqGS: RIGL), today announced the pricing of its previously announced underwritten public offering of 13,685,000 shares of its common stock, offered at a price of $9.50 per share to the public. The gross proceeds to Rigel from this offering are expected to be approximately $130.0 million, before deducting underwriting discounts and commissions, and other estimated offering expenses payable by Rigel. All of the shares in the offering are to be sold by Rigel. The offering is expected to close on or about October 9, 2012, subject to the satisfaction of customary closing conditions. Rigel has granted the underwriters a 30-day option to purchase up to an aggregate of 2,052,750 additional shares of common stock to cover overallotments, if any.

Jefferies & Company, Inc. and J.P. Morgan Securities LLC acted as joint book-running managers for the offering, Citigroup acted as lead manager and BMO Capital Markets, Piper Jaffray & Co. and Wells Fargo Securities, LLC acted as co-managers.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective.  A preliminary prospectus supplement relating to the offering has been filed with the SEC and a final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the final prospectus supplement may also be obtained from the offices of Jefferies & Company, Inc., Equity Syndicate Prospectus Department, at 520 Madison Avenue, New York, New York 10022, or by calling (877) 547-6340, or by emailing Prospectus_Department@Jefferies.com, and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (866) 803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Rigel Pharmaceuticals, Inc.

Rigel Pharmaceuticals, Inc. is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory and autoimmune diseases, as well as muscle disorders.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements made in this press release are forward looking, such as those, among others, relating to Rigel’s expectations regarding the completion, timing and size of the public offering and the amount of gross proceeds to be received. Actual results or developments may differ materially from those projected or implied by these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market and other conditions, the satisfaction of customary closing conditions related to the public offering and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Rigel will be able to complete the public offering at the anticipated size or on the anticipated terms, or at all. You should not place undue reliance on these forward looking statements, which apply only as of the date of this press release. Additional risk and uncertainties relating to the offering, Rigel and its business can be found under the heading “Risk Factors” in Rigel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 and other filings with the SEC, in the preliminary prospectus supplement related to the offering filed with the SEC and in the final prospectus supplement related to the offering to be filed with the SEC. Rigel does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Contact: Ryan Maynard

Phone: 650.624.1284

Email: invrel@rigel.com